Exhibit 99.1

Mount Rainier Acquisition Corp. Stockholders Approve Business Combination with

HUB Cyber Security (Israel) Ltd.

NEW YORK, NEW YORK, January 4, 2023 – Mount Rainier Acquisition Corp. (NASDAQ: RNER) (the “Company”), a publicly traded special purpose acquisition company, announced today that at a special meeting of stockholders on January 4, 2023, its stockholders voted to approve its proposed business combination (the “business combination”) with HUB Cyber Security (Israel) Ltd. (TASE: HUB) (“HUB Security”), a developer of Confidential Computing cybersecurity solutions and services.

The business combination is expected to close in late January 2023, subject to the satisfaction of certain customary closing conditions. As part of the consummation of the business combination, HUB Security has applied for listing of HUB Security’s ordinary shares and HUB Security’s warrants on The Nasdaq Capital Market under the proposed symbols “HUBC” and “HUBCW,” respectively, to be effective at the consummation of the business combination. HUB Security’s ordinary shares and existing warrants are currently traded on the Tel Aviv Stock Exchange under the symbols “HUB” and “HUB.W1,” respectively.

About Mount Rainier Acquisition Corp.

Mount Rainier Acquisition Corp. is a blank check company sponsored by DC Rainier SPV LLC, a Delaware limited liability company managed by Dominion Capital LLC, whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

About HUB Cyber Security (Israel) Limited

HUB Cyber Security (Israel) Limited (“HUB”) was established in 2017 by veterans of the 8200 and 81 elite intelligence units of the Israeli Defense Forces. The company specializes in unique Cyber Security solutions protecting sensitive commercial and government information. The company debuted an advanced encrypted computing solution aimed at preventing hostile intrusions at the hardware level while introducing a novel set of data theft prevention solutions. HUB operates in over 30 countries and provides innovative cybersecurity computing appliances as well as a wide range of cybersecurity services worldwide.

Forward-Looking Statements

As previously announced, the Company entered into a Business Combination Agreement, dated as of March 23, 2022, as amended on June 19, 2022 (as amended, the “Business Combination Agreement”), with Hub Cyber Security (Israel) Ltd., a company organized under the laws of the State of Israel (“HUB Security”), and Rover Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of HUB Security (“Merger Sub”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and HUB Security will be effected through Merger Sub merging with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of HUB Security. Capitalized terms used in this press release but not otherwise defined herein have the meanings given to them in the Business Combination Agreement. This press release contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the parties’ ability to close the proposed transaction, the anticipated benefits of the proposed transaction, and the financial condition, results of operations, earnings outlook and prospects of the Company and/or HUB Security, and may include statements for the period following the consummation of the proposed transaction. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “future,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “seem,” “should,” “will,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of the Company and HUB Security, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by the Company and HUB Security and the following:

•	expectations regarding HUB Security’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and HUB Security’s ability to invest in growth initiatives and pursue acquisition opportunities;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement and any subsequent definitive agreements with respect to the transaction contemplated therein;

•	the outcome of any legal proceedings that may be instituted against the Company, HUB Security, the Surviving Company or others following announcement of the Business Combination Agreement and the transaction contemplated therein;

•	the inability to complete the proposed transactions due to, among other things, the failure to obtain certain governmental and regulatory approvals or to satisfy other conditions to closing, including delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the proposed transaction;

•	the inability to obtain the financing necessary to consummate the proposed transaction;

•	changes to the proposed structure of the proposed transactions that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed transaction;

•	the ability to meet stock exchange listing standards following the consummation of the proposed transaction;

•	the risk that the announcement and consummation of the proposed transaction disrupts HUB Security’s current operations and future plans;

•	the lack of a third party valuation in determining whether or not to pursue the proposed transaction;

•	the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of HUB Security to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•	costs related to the proposed transaction;

•	limited liquidity and trading of the Company’s and HUB Security’s securities;

•	geopolitical risk, including military action and related sanctions, and changes in applicable laws or regulations;

•	the possibility that the Company or HUB Security may be adversely affected by other economic, business, and/or competitive factors;

•	inaccuracies for any reason in the estimates of expenses and profitability and projected financial information for HUB Security; and

•	other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s final prospectus relating to its initial public offering dated October 4, 2021 and the proxy statements filed on December 5, 2022 and December 9, 2022.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company and HUB Security prove incorrect, actual results may vary in material respects from those expressed or implied in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the proposed business combination or other matters addressed in this press release and attributable to the Company, HUB Security or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in press release. Except to the extent required by applicable law or regulation, the Company and HUB Security undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events.

Mount Rainier Acquisition Corp. Contact

Matthew Kearney

Chairman

256 W. 38th Street, 15th Floor

New York, NY 10018

matthewk@rainieracquisitioncorp.com

HUB Cyber Security (Israel) Ltd. Contact

Matt McLoughlin

Gregory FCA on behalf of HUB Security

Phone: 610.996.4264

matt@gregoryfca.com